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EXHIBIT 99A

U S WEST, Inc.
7800 East Orchard Road
Englewood, CO  80111
303 793-6500

NEWS RELEASE


Release Date:     April 18, 1994

Contact:          Blair Johnson,  303-793-6296
                  Lois Leach,     303-793-6355


       U S WEST REPORTS 9.5 PERCENT INCREASE IN EARNINGS,
    RECORD GROWTH IN TELEPHONE LINES AND CELLULAR SUBSCRIBERS

ENGLEWOOD, COLO. -- U S WEST (NYSE: USW) today reported that its first-quarter income from continuing operations increased 9.5 percent to $324 million. The company also reported record growth in telephone access lines and cellular subscribers.

U S WEST Communications, the company's telecommunications subsidiary, reported a first-quarter increase in net income of
11.2 percent, reflecting strong volume growth and continued cost controls. The number of telephone access lines the company serves increased by 510,000, or a record 3.8 percent, over first-quarter last year -- excluding the effects of the sale of 20,000 lines in rural telephone exchanges. In addition, minutes of use, an indicator of long-distance calling volumes, grew by 9.1 percent.

U S WEST's other business also enjoyed robust growth.  U S WEST
Cellular set a first-quarter record by adding 64,000 subscribers, a 53-percent increase form first-quarter 1993, for a total customer base of 665,000.

In its international businesses, U S WEST reported solid growth, especially at its TeleWest Communications and Mercury One-2-One joint ventures in the United Kingdom. TeleWest, a joint venture with Tele-Communications Inc. (TCI) that provides combined cable-television and telephone service, increased its cable-TV subscribers by more than 50 percent, and the number of telephone lines it serves by more than 70 percent in the last 12 months.

Excellent response to its new wireless telephones in the U.K.
prompted Mercury One-2-One, a U S WEST-Cable & Wireless joint venture, to accelerate its construction program to have a presence in most major metropolitan areas in the U.K. by the end of 1994.


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Also in the first quarter, U S WEST announced the formation of the Russian Telecommunications Development Corporation (RTDC), an innovative organization that is managing and funding improvements in Russia's telecommunications infrastructure. Recognizing the value of U S WEST's Russian businesses, several outside investors and the Overseas Private Investment Corporation (OPIC) are providing significant funding for these projects.

Overall, U S WEST's strong volume growth, which drove up revenue
5.2 percent to $2.6 billion, and continued cost controls resulted in a 7.7 percent increase in the company's earnings before interest, taxes, depreciation and amortization, or EBITDA.

On a per-share basis, U S WEST's first-quarter earnings from continuing operations increased to $0.73, compared with $0.71 at this time last year.* The earnings-per-share results reflect an increase of about 35 million additional shares outstanding in the last six months.**

"Besides its double-digit earnings growth, our telephone company made good progress in restructuring its business and preparing to test interactive television services in Omaha later this year," said Richard McCormick, U S WEST chairman and chief executive officer. "I'm also pleased with the great strides we're making outside our region -- in our partnership with Time Warner Entertainment and internationally."

U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's major subsidiary, U S WEST
Communications, provides services to 25 million customers in 14 western and midwestern states.

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[FN]
Footnotes

* Continuing operations represent company results minus the contributions of U S WEST's financial services businesses, which the company is exiting. These businesses are being treated as discontinued operations for accounting purposes.

** Of the 35 million additional shares outstanding, 22 million shares were sold in a fourth-quarter 1993 equity offering. In first-quarter 1994, about 5.5 million shares were sold as part of a lawsuit settlement and U S WEST contributed 4.6 million shares to an employee benefit trust.

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